JOINT VENTURE CONTRACT





                 SHANGHAI INTERFACE CARPET CO.  LTD.



                           March 20, 1996

                          TABLE OF CONTENTS

                                                                            Page


ARTICLE 1     GENERAL STATEMENT                                               1

ARTICLE 2     THE PARTIES TO THE JOINT VENTURE                                1

ARTICLE 3     DEFINITIONS                                                     3

ARTICLE 4     ESTABLISHMENT OF THE JOINT VENTURE COMPANY                      7

ARTICLE 5     PURPOSE, SCOPE OF OPERATIONS AND SCALE OF PRODUCTION OF
              THE JOINT VENTURE COMPANY                                       10

ARTICLE 6     TOTAL INVESTMENT, REGISTERED CAPITAL, AND BORROWED
              CAPITAL                                                         11

ARTICLE 7     RESPONSIBILITIES OF THE PARTIES                                 19

ARTICLE 8     TECHNOLOGY LICENSE AND TRADEMARK                                25

ARTICLE 9     CONFIDENTIAL INFORMATION                                        25

ARTICLE 10    NONCOMPETITION                                                  27

ARTICLE 11    DISTRIBUTION OF PRODUCTS                                        27

ARTICLE 12    BOARD OF DIRECTORS                                              30

ARTICLE 13    OPERATIONS MANAGEMENT STRUCTURE                                 38

ARTICLE 14    PURCHASE OF EQUIPMENT AND MATERIALS                             40

ARTICLE 15    PREPARATION AND CONSTRUCTION                                    41

ARTICLE 16    LABOUR MANAGEMENT AND TRADE UNION ORGANIZATION                  42

ARTICLE 17    FOREIGN EXCHANGE                                                45

ARTICLE 18    FINANCE AND AUDITING                                            47

ARTICLE 19    TAXATION                                                        51

ARTICLE 20    LAND USE                                                        51

ARTICLE 21    WARRANTIES                                                      52


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ARTICLE 22    TERM                                                           55

ARTICLE 23    DISSOLUTION, LIQUIDATION AND BUYOUT                            56

ARTICLE 24    INSURANCE                                                      60

ARTICLE 25    AMENDMENTS                                                     60

ARTICLE 26    LIABILITIES FOR BREACH OF CONTRACT                             60

ARTICLE 27    FORCE MAJEURE                                                  61

ARTICLE 28    GOVERNING LAW                                                  62

ARTICLE 29    DISPUTE RESOLUTION                                             62

ARTICLE 30    COUNTERPARTS AND LANGUAGE                                      63

ARTICLE 31    EFFECTIVENESS OF THE CONTRACT AND MISCELLANEOUS                63

ARTICLE 32    TERMINATION                                                    67

ARTICLE 33    DEFAULTS                                                       67

ARTICLE 34    SEVERABILITY                                                   69

ARTICLE 35    NO INADVERTENT WAIVER OF RIGHTS                                70

ARTICLE 36    NECESSARY MEASURES AND GOOD FAITH, NO AGENCY                   70

ARTICLE 37    ASSIGNMENT OF THIS CONTRACT                                    70

                                    APPENDICES

Appendix I              Schedule of Contributions to Registered Capital

Appendix II             Technology License Agreement

Appendix III            Trademark License Agreement

Appendix IV             Site Plan

Appendix V              Equipment List

ARTICLE 1 GENERAL STATEMENT

     This Contract is entered into this twentieth day of March, 1996 in Shanghai, the People's Republic of China (the "PRC") by and between:

A)   SHANGHAI CHINA TEXTILE INTERNATIONAL SCIENCE & TECHNOLOGICAL
     INDUSTRIAL CITY DEVELOPMENT COMPANY, an enterprise established in accordance with the laws of the PRC and a legal person registered with the Shanghai Qingpu
     Administrative Bureau of Industry and Commerce;

B) INTERFACE ASIA-PACIFIC, INC., an enterprise established in accordance with the laws of the State of Georgia, the United
     States of America;

C) BASF CORPORATION, a corporation established in accordance with the laws of the State of Delaware, the United States of America.

     After friendly consultations and in accordance with the spirit of equality and mutual benefit, Shanghai China Textile International Science & Technological Industrial City Development Company, Interface Asia-Pacific, Inc. and BASF Corporation hereby agree to invest in and operate an equity joint venture in China Textile International Science & Technological Industrial City, Qingpu County, Shanghai and therefore agree as follows:


ARTICLE 2     THE PARTIES TO THE JOINT VENTURE

2.1      Party A
         -------

         Shanghai China Textile International Science &
         Technological Industrial City Development Company
         (hereinafter "Party A") was established in accordance with the laws of the PRC and is a legal person registered with Shanghai Qingpu Administrative Bureau of Industry and
         Commerce.

          Address                  :  No. 4502 Hu Qing Ping Road,
                                      Qingpu County,
                                      Shanghai 20170O,
                                      The People's Republic of China

          Legal Representative     :  Zhou Yu Cheng

          Position                 :  President

          Nationality              :  Chinese


2.2       Party B
          -------

         Interface Asia-Pacific, Inc. (hereinafter "Party B") is a company incorporated under the laws of the State of Georgia, the United States of America.

          Address                  :  Overlook III
                                      2859 Paces Ferry Road,
                                      Suite 2000,
                                      Atlanta,
                                      Georgia 30339,
                                      The United States of America

          Legal representative     :  David Milton

          Position                 :  President

          Nationality              :  American


2.3       Party C
          -------

          BASF Corporation (hereinafter "Party C") is a corporation incorporated under the laws of the State of Delaware, the United States of America.



          Address                  :  3000 Continental Drive - North,
                                      Mount Olive, New Jersey 07828-1234,
                                      The United States of America

          Legal representative     :  Walter Hubbard

          Position                 :  Group Vice President
                                      Fiber Products Division

          Nationality              :  American


ARTICLE 3      DEFINITIONS


     The following terms used in this Contract shall have the respective meanings set forth below:

3.1 "AFFILIATE" means in relation to any Party its parent or holding corporation, or any legal entity at least 50% of the voting rights in which are controlled directly or indirectly by such Party or its parent or holding corporation.

3.2       "ARTICLES OF ASSOCIATION" means the Articles of
          Association of the Joint Venture Company signed by the Parties on March 20, 1996, with such amendments thereto as may from time to time be duly adopted and approved in accordance with the provisions thereof.

3.3 "BOARD OF DIRECTORS" means the Board of Directors of the Joint Venture Company.

3.4 "CONFIDENTIAL INFORMATION" means all Technology (as defined in the Technology License Agreement) as well as all information, knowledge, codes, information pertinent to the acquisition or use of raw materials, machinery, tools or equipment, trade practices, know-how, and secrets which if divulged or disclosed might be detrimental to the commercial well-being of the Joint Venture Company and/or the protection of the Technology in any way communicated to the Joint Venture Company by Interface or its Affiliates under the Technology License Agreement, or by Party A or Party C, save to the extent that such information is in or becomes part of the public domain or is or becomes known to the Joint Venture Company prior to its disclosure to the Joint Venture Company by Interface or its Affiliates or by Party A or Party C, or is at any time disclosed to the Joint Venture Company by a third party entitled to disclose it.

3.5 "CONTRACT" means this joint venture contract between the Parties, including the appendices hereto (including the Related Contracts), providing for the establishment of the Joint Venture Company.

3.6 "EFFECTIVE DATE" means the date on which the Examination and Approval Authority approves this Contract and the Articles of Association of the Joint
          Venture Company.

3.7 "ESTABLISHMENT DATE" means the date on which the business license of the Joint Venture Company is issued by the Shanghai Municipal Administrative Bureau of
          Industry and Commerce.

3.8 "EVENT OF FORCE MAJEURE" means an earthquake, typhoon, flood, fire, war declared or not, civil war, embargo or any other unforeseeable, unpreventable or unavoidable event whatsoever and without limitation, including any event usually considered as an event of force majeure under normal international commercial practice.

3.9       "EXAMINATION AND APPROVAL AUTHORITY" means the Shanghai
          Foreign Investment Commission.

3.10 "FACILITY" means the factory to be constructed and the equipment to be installed by the Joint Venture Company for the production of the Products, and related buildings and structures on the Land.

3.11 "FEASIBILITY STUDY" means the Feasibility Study Report jointly prepared by the Parties.

3.12 "INDEPENDENT AUDITOR" means the independent registered public accountant or firm of registered public accountants registered in the PRC and selected by the Board of Directors to perform auditing tasks required by the Board of Directors and PRC law.

3.13 "INTERFACE" means Interface, Inc., a corporation organized and existing under the laws of the State of Georgia, the United States of America, having its principal office at Overlook III, Paces Ferry Road, Suite 2000, Atlanta, Georgia 30339, the United States of America, which is the parent company of Party B, and is the licensor of Technology and the trademark "INTERFACE" to the Joint Venture Company.

3.14 "INTERNATIONAL MARKET" means the markets in all countries and regions outside of the PRC. For the purpose of this definition, the territories of Taiwan, Hong Kong and Macau shall be regarded as part of the International Market.

3.15 "DOMESTIC MARKET" means the continental portion of the PRC, excluding Hong Kong, Macao and Taiwan.

3.16 "JOINT VENTURE COMPANY" means the joint venture company to be established by the Parties in accordance with this Contract.

3.17      "JOINT VENTURE LAW" means the Law of the People's
          Republic of China on Chinese-foreign Joint Ventures adopted on July 1, 1979 and amended on 4th April 1990 by the National People's Congress.

3.28      "LAND" means the land to be used by the Joint Venture
          Company.

3.19 "LAND USE CONTRACT" means the contract to be concluded between the Joint Venture Company and the relevant Shanghai land department providing for the transfer to the Joint Venture Company of the land use rights to the Land.

3.20 "NET BOOK VALUE" means the value of the net assets of the Joint Venture Company as shown in the latest audited accounts of the Joint Venture Company, and the Net Book Value of any Shares will be the Net Book Value divided by the total number of Shares, issued and outstanding.

3.21 "PARTIES" means Party A, Party B and Party C or any two of the parties, and a "PARTY" means Party A or Party B or Party C.

3.22      "PRC" means the People's Republic of China.

3.23 "PRODUCTS" means carpet tile and roll goods of up to 2 meters wide with nylon face fibres and a polymeric plastisol compound backing structure, together with any new products manufactured and sold by the Joint Venture Company.

3.24      "RELATED CONTRACTS" means the Trademark License
          Agreement and the Technology License Agreement.

3.25      "RENMINBI" or "RMB" means currency of the PRC.

3.26 "SHARES" means the shares in the registered capital of the Joint Venture Company from time to time.

3.27 "SITE PLAN" means the plan indicating the layout of the Facility on the Land attached as Appendix IV hereto.

3.28 "TRADEMARK LICENSE AGREEMENT" means the agreement to be concluded between Interface and the Joint Venture
          Company providing for the license to the Joint Venture
          Company by Interface for use of the trademark
          "INTERFACE".

3.29 "TECHNOLOGY" means the technology to be licensed by Interface to the Joint Venture Company in the form set forth in the Technology License Agreement.

3.30 "TECHNOLOGY LICENSE AGREEMENT" means the agreement to be concluded between Interface and the Joint Venture Company whereby Interface grants a license for the use of the Technology, as defined in the Technology License Agreement, to the Joint Venture Company on the terms and conditions set forth therein.

3.31 "THE THREE FUNDS" means collectively the Reserve Fund, the Venture Expansion Fund, and the Staff and Workers Bonus and Welfare Fund to be established by the Joint Venture Company pursuant to the Joint Venture Law.

3.32 "US DOLLARS" or "US$" means dollars of currency of the United States of America.


ARTICLE 4      ESTABLISHMENT OF THE JOINT VENTURE COMPANY

4.1       ESTABLISHMENT

          In accordance with the Joint Venture Law and other related laws and regulations of the PRC and the provisions of this Contract, the Parties agree to establish the Joint Venture Company as soon as reasonably possible after the fulfillment of all the conditions mentioned in Article 31.1 hereafter for implementing this Contract in Shanghai.


4.2       APPROVAL AND REGISTRATION

          After this Contract is signed, the Parties shall submit it to the Examination and Approval Authority for examination and approval, and shall within 30 days of receipt of the final approval document carry out registration procedures with the Shanghai
          Administrative Bureau of Industry and Commerce.

4.3       NAME

          4.3.1   The Joint Venture Company shall be named
                  "[Chinese symbols appear here]" in Chinese and "Shanghai Interface Carpet Co. Ltd." in English.

          4.3.2 Party B shall have the right by giving notice to the Joint Venture Company to cause the Joint
                  Venture Company to change its name to a name not including the word "[Chinese symbols appear here]" in Chinese and "Interface" in English in the following circumstances:

                  (a)  The combined effective shareholding of
                       Party B and its Affiliates of the
                       registered capital of the Joint Venture
                       Company shall have been reduced to less
                       than 51 percent of the then registered
                       capital of the Joint Venture Company; or

                  (b) Liquidation of the Joint Venture Company is completed pursuant to Article 23 hereof; or

                  (c) Party B requests in writing that change to the Joint Venture Company.

4.4       ADDRESS

          The legal address of the Joint Venture Company shall be: China Textile International Science Technological
          Industrial City, Qingpu County, Shanghai, the PRC.


4.5       LEGAL NATURE

          4.5.1 The Joint Venture Company will be a Chinese legal person and an autonomous economic entity.

          4.5.2 All the activities of the Joint Venture Company shall respect the laws, decrees and pertinent rules and regulations of the PRC, and its lawful rights and interests shall receive the protection of such laws, decrees, and pertinent rules and regulations.

          4.5.3   The structure of the Joint Venture Company
                  shall be a limited liability company.   The
                  liability of each Party with regard to the
                  risks and losses of the Joint Venture Company shall be limited to the making of their respective contributions to its registered
                  capital.   None of the Parties shall bear any
                  liability for any of the debts or obligations of the Joint Venture Company, other than each Party's subscribed but unpaid contributions to the Joint Venture Company's registered capital.

          4.5.4   The Parties shall share profits of the Joint
                  Venture Company in proportion to their
                  contributions to the Joint Venture Company's registered capital.

ARTICLE 5      PURPOSE, SCOPE OF OPERATIONS AND SCALE OF
               PRODUCTION OF THE JOINT VENTURE COMPANY

5.1       PURPOSE

          The purpose of the Joint Venture Company shall be, with the desire of increasing the mutual economic cooperation and technical exchange between the Parties, and to further the PRC's economic development, to import Party B's advanced equipment, scientific and useful technology and production, operating and management expertise relating to the Products, and to produce and/or deal in the Products with a view to earning satisfactory economic benefits for the Parties.

5.2       SCOPE OF BUSINESS

          The scope of business of the Joint Venture Company shall be to manufacture, market and sell carpet tile and roll goods of up to 2 meters wide with nylon face fibre and a polymeric plastisol compound backing structure.

5.3       SCALE OF OPERATIONS

          The initial annual production capacity of the Joint Venture Company may reach approximately 3 million square metres, which will be increased in phases to approximately 10 million square metres per year.


ARTICLE 6     TOTAL INVESTMENT, REGISTERED CAPITAL, AND BORROWED CAPITAL

6.1       TOTAL INVESTMENT, REGISTERED CAPITAL AND BORROWED CAPITAL

          6.1.1   The total amount of investment in the Joint
                  Venture Company is approximately US$12 million.

          6.1.2   The registered capital of the Joint Venture
                  Company is US$5 million.   The registration
                  currency is US Dollars.

          6.1.3   Party A shall contribute 25%, i.e.
                  US$1,250,000, Party B shall contribute 70%, i.e. US$3,500,000 and Party C shall contribute
                  5%, i.e.  US$250,000, of the Joint Venture
                  Company's registered capital.

          6.1.4 The balance of the investment, i.e. US$7 million, shall be met by interest free shareholders' loans provided by the Parties in respect to their share in the registered capital of the Joint Venture Company, or by obtaining loans from one or more financial institutions inside or outside the PRC as determined by the Board of Directors.

          6.1.5 The working capital requirements of the Joint Venture Company will be met by obtaining loans from one or more financial institutions inside or outside the PRC. Such loans may be secured by the assets of the Joint Venture Company or by guarantee provided severally by the Parties in respect to their share in the registered capital of the Joint Venture Company.

          6.1.6 If required, additional working capital requirements of the Joint Venture Company may be met by shareholders' loans provided by the Parties in respect to their share in the registered capital of the Joint Venture Company or by bank loans or as the Board of Directors otherwise may determine.

6.2       FORM AND SCHEDULE OF CONTRIBUTIONS TO REGISTERED CAPITAL

          6.2.1 The Parties' contributions to the registered capital of the Joint Venture Company shall be made in cash in accordance with the schedule
                  set out in Appendix I hereto.   Party A's
                  contribution to the registered capital of the Joint Venture Company shall be made in US
                  Dollars or its Renminbi equivalent.   The
                  contribution of Party B and Party C to the registered capital of the Joint Venture Company shall be made in US Dollars.

          6.2.2 Contributions to the registered capital of the Joint Venture Company shall only be made after the Joint Venture Company has received its business license for carrying out the activities as contemplated herein and the Joint Venture Company has formally come into existence as a legal person under PRC laws.

          6.2.3 The first contribution to the registered capital of the Joint Venture Company by each of the Parties shall be 15 % of their respective interest in the Joint Venture Company, and such contribution shall be made within three months of the issuance of the business license to the Joint Venture Company by the Shanghai Municipal Administrative Bureau of Industry and Commerce. The details of further contributions are set out in Appendix I of this Contract, with the last contribution to be made not later than twelve months from the date of the issuance of the Joint Venture Company's business license.

6.3       VERIFICATION OF CONTRIBUTIONS

          After the Parties have made particular contributions to the registered capital in accordance with Appendix I hereto, and after the Independent Auditor has verified them and issued the verification certificates relating thereto, the Board of Directors shall issue investment certificates relating thereto in accordance with the method set forth in Article 11 of the Articles of Association. No Party may use an investment certificate issued in the name of the Joint Venture Company as security for a loan from a bank or financial institution.

6.4       LATE CONTRIBUTIONS

          If any Party fails to make its contribution to the registered capital as required by Articles 6.1 and 6.2 hereof in the manner and in accordance with the schedule set forth in Appendix I hereto, the matter shall be handled in accordance with the Several Provisions on Capital Contributions by Parties to
          Chinese-foreign Joint Ventures.   In addition, should
          the breaching Party fail to make its contributions or fail to make its contributions in full within thirty
          (30) days from the scheduled contribution date, the breaching Party shall pay to the Joint Venture Company interest on the value of each late contribution until
          the date when such contribution is actually made.   The
          rate of interest shall be equal to two percent (2%) over the prime rate quoted by the Hong Kong and Shanghai Banking Corporation for overdraft borrowings in US Dollars during the same period.

6.5       ASSIGNMENT OF EQUITY

          6.5.1 The Parties agree that at any time, any Party may transfer to its parent company or any of its Affiliates all or part of its equity in the Joint Venture Company or to any entity with
                  which it may merge or amalgamate.   The Parties
                  agree and warrant that in case where such transfer would take place, the non-transferring Parties will waive their preemptive right of first refusal and will give consent in writing to such transfer provided that the transferring Party shall give notice of the transfer to the non-transferring Parties and that the transferee(s) shall agree in writing to be bound by this Contract, and that the transferor shall remain liable under this Contract to the extent such transferee(s) fail to fully perform its or their obligations hereunder.

          6.5.2 Except as provided in this Contract, none of the Parties shall be entitled to sell, transfer, assign or otherwise dispose of all or part of its Shares or to agree to do any of the foregoing without the prior written consent of the other Parties and such approvals as may be
                  required under PRC laws.   Where one of the
                  Parties has obtained the prior written consent of each of the other Parties and such approvals as may be required under PRC laws to sell, transfer, assign or otherwise dispose of all or part of its Shares, then, unless such other Party has, in giving their consents, also waived their pre-emption rights under this
                  Article:

                  (i)  The Party (the "Offeror") proposing to
                       sell, transfer, assign or otherwise
                       dispose of all or part of its Shares (the
                       "Relevant Joint Venture Interest") shall first offer to transfer the Relevant Joint Venture Interest to the other Parties, in proportion to their participation in the equity of the Joint Venture Company, and shall give notice in writing (the "Assignment Notice") of the proposed assignment to the Joint Venture Company and to the other Parties.

                  (ii) The Assignment Notice shall specify
                       whether the Relevant Joint Venture
                       Interest forms all or part (and, if part, the extent) of the Shares of the Offeror and the price and terms at which the


                       Offeror proposes to transfer the Relevant
                       Joint Venture Interest.   The Assignment
                       Notice, once given, shall not be revoked
                       unless the other Party or Parties have
                       stated in writing that it does not intend
                       to purchase the Relevant Joint Venture
                       Interest, or the time for it to do so has
                       lapsed without necessary action by it to
                       preserve its rights to purchase.   Any
                       such revocation must be in writing to the other Parties.

                (iii) Each of the other Parties shall have 30 days from the date of the Assignment Notice (the "Offer Period") to notify the Offeror in writing (a) whether or not it intends to purchase the Relevant Joint Venture Interest; and (b) if so, whether or not it intends to purchase the Relevant Joint Venture Interest at the price and terms specified in the Assignment Notice.

                  (iv) If the other Parties (the "Purchasing
                       Parties") give notice to purchase the
                       Relevant Joint Venture Interest at the
                       price and terms specified in the
                       Assignment Notice pursuant to paragraph
                       (iii) within the Offer Period, then the
                       Offeror shall be bound to assign to the
                       Purchasing Parties the whole of the
                       Relevant Joint Venture Interest (in
                       proportion to the Purchasing Parties'
                       shareholding in the Joint Venture
                       Company), and the Offeror and the
                       Purchasing Parties shall proceed to
                       complete the assignment of the Relevant
                       Joint Venture Interest within 14 days
                       after the expiry of the Offer Period at
                       the price specified in the Assignment
                       Notice.

                  (v)  If the other Parties give notice to
                       purchase the Relevant Joint Venture
                       Interest at a lower price or different
                       terms than specified in the Assignment
                       Notice pursuant to paragraph (iii) within the Offer Period, then the Offeror shall not be bound to assign to the other Parties the Relevant Joint Venture Interest, and the Offeror shall be entitled to sell, transfer, assign or otherwise dispose of the Relevant Joint Venture Interest to any third party or parties provided that the price and terms at which the Relevant Joint Venture Interest is to be sold, transferred, assigned or otherwise disposed of shall not be less in amount or less favourable than the price and terms specified in the Assignment Notice.

                  (vi) If the other Parties do not give notice to
                       purchase the Relevant Joint Venture
                       Interest pursuant to paragraph (iii) or if the other Parties, after becoming bound under the terms of this Article to purchase from the Offeror the Relevant Joint Venture Interest, default in doing so or in paying the price therefor and complying with all the terms thereof, then the Offeror shall be entitled to sell, transfer, assign or otherwise dispose of the Relevant Joint Venture Interest to any third party or parties and shall give notice to the Joint Venture Company and the other Parties of the third party or parties to whom the Offeror intends to sell, transfer, assign or otherwise dispose of the Relevant Joint Venture Interest. Such notice shall specify the price and terms at which the Relevant Joint Venture Interest is to be sold, transferred, assigned or otherwise disposed of, which shall not be less than the price or at less favourable terms than were specified in the Assignment Notice. Any other terms upon which the Relevant Joint Venture Interest is to be sold, transferred, assigned or otherwise disposed of to such third party or parties shall also not be more favourable to such third party or parties than the terms upon which the Offeror has offered to assign the Relevant Joint Venture Interest to the other Parties.

                (vii)  If only one Party (the "Purchasing
                       Party") gives notice that it intends to
                       purchase the Relevant Joint Venture
                       Interest, the Purchasing Party shall be
                       given the option of purchasing the
                       remaining respective interest of the
                       Relevant Joint Venture Interest of the
                       non-purchasing party under the same price and terms as in the Assignment Notice.

                (viii) The sale, transfer, assignment or
                       disposal of the Relevant Joint Venture
                       Interest to any third party or parties in accordance with paragraph (v) or (vi) shall be effected only after such third party or each such third party first enters into a deed with the other Parties providing for such third party or each such third party to be bound by all the provisions then subsisting of this Contract insofar as they are applicable to the Offeror.


                  (ix) Not withstanding the provisions of
                       paragraph (v) and (vi) above, none of the Parties shall sell, transfer or assign all or part of its shares to any third party who is in competition or likely to be in competition with the non selling Parties.

          6.5.3 None of the Parties may create or permit to subsist any mortgage, charge, pledge, lien, encumbrance or other security interest on or over or in respect of all or part of its Shares without the prior written consent of the other Parties and such approvals as may be necessary under PRC laws.

          6.5.4 In the event that any sale, assignment or transfer of equity under this Contract shall be subject to the validation or approval of the government or authorities, such sale, assignment or transfer shall not become effective until such validation or approval has been obtained in form and substance acceptable to the Parties hereto.

                  When such validation or approval is required, the periods of time during which the acceptance by the Offeree of the sale, assignment or transfer of the equity to a third party is required to be made shall be extended by the period of time reasonably necessary to obtain such government or authority's approval.

          6.5.5 Party A agrees to take promptly all measures for obtaining relevant approvals from the Chinese competent authorities with respect to the transfer of the equity contemplated in this Article.

          6.5.6 Payments in connection with a transfer of Party B or Party C's equity in the Joint Venture Company shall be made in US Dollars or other mutually agreed fully convertible international foreign currency within 30 days after the transfer procedures have been completed; payment to Party A shall be made in RMB, US Dollars or other mutually agreed foreign currency.

6.6       INCREASE IN REGISTERED CAPITAL

          6.6.1 The registered capital of the Joint Venture Company may be increased only pursuant to a unanimous decision of the Board of Directors and with the approval of the Examination and Approval Authority.

          6.6.2 If it is necessary to increase the Joint Venture Company's registered capital for whatever reasons, the Parties may increase their contributions to the registered capital of the Joint Venture Company in proportion to their respective shares in the original registered capital of the Joint Venture Company, provided such increase is made pursuant to the unanimous resolution of the Board of Directors and with the approval of the Examination and Approval Authority.

          6.6.3 In the event that a Party does not wish to subscribe to the increase of the registered capital of the Joint Venture Company, whether in whole or in part, the Joint Venture Company may allocate the unsubscribed equity to the
                  other Parties.   The Party not wishing to
                  subscribe to such increase in the registered
                  capital of the Joint Venture Company shall
                  agree in writing in favor of such increase in
                  registered capital as required.   The Parties'
                  respective shares of the registered capital of the Joint Venture Company shall, after such a change, be correspondingly revised and adjusted.

          6.6.4 Notwithstanding to Article 6.6.3 above, no increase of registered capital shall be made, nor shall any new registered capital be issued if any of the Parties is unable to purchase such shares due to any change of law, regulation or guideline of any governmental authority having jurisdiction over any of the Parties, unless otherwise mutually agreed by the Parties.


ARTICLE 7 RESPONSIBILITIES OF THE PARTIES

7.1       PARTY A'S RESPONSIBILITIES

          In addition to the obligations elsewhere herein specified Party A shall have the following responsibilities under this Contract:

          (a) To make its contribution of 25% of the registered capital of the Joint Venture Company in accordance with the provisions of Articles 6.1 and 6.2 hereof;

          (b) To coordinate with the PRC government authorities in connection with obtaining the business license of the Joint Venture Company, and to assist the Joint Venture Company in registering with the PRC tax authorities, applying for preferential tax and customs duties treatment, obtaining any necessary import and export licenses, obtaining PRC governmental approval of foreign exchange balancing plans and activities and obtaining all such other governmental approvals and permits as are necessary or desirable for the furtherance of the Joint Venture Company's business;

          (c) To assist the Joint Venture Company in arranging for customs clearance of the equipment, machinery and other items that will be purchased with the cash contributed by the Parties to the registered capital of the Joint Venture Company;

          (d)  To assist the Joint Venture Company in recruiting
               PRC personnel;

          (e) To assist PRC personnel of the Joint Venture Company to apply for the PRC entry and exit permits and visas required for overseas travel undertaken in connection with the Joint Venture Company's business activities;

          (f) To liaise with and, together with Party B and Party C, take part in discussions with Chinese financial institutions relating to financing for the Joint Venture Company;

          (g) To liaise with the Shanghai Qingpu County land use department in carrying out the necessary procedures to finalize the transfer of the land use rights to the Land to the Joint Venture
               Company;

          (h) To assist the Joint Venture Company in securing satisfactory housing, including both short-term and long-term housing, for the Joint Venture Company personnel sent by Party B to reside in PRC and the dependents of such personnel;

          (i) To assist the Joint Venture Company to arrange for the provision of water, electricity, gas, steam, waste water and waste disposal, transport and telecommunications facilities, and such other utilities, materials, and services as are necessary for the full operational requirements of the Joint Venture Company;

          (j) To facilitate the Joint Venture Company's development in the PRC by introduction to and liaison with the relevant PRC government departments, commercial enterprises, and other relevant entities;

          (k) In the event that any measure of legal or administrative force is introduced or taken or any commercial measure is implemented by any Chinese entity whatsoever having detrimental effect on the Joint Venture Company or on Party B or Party C, liaise with the authorities responsible for such measure and use its best efforts to remove or limit such measure and detrimental effect to the benefit of the Joint Venture Company or Party B or Party C, as the case may be;

          (l) To file or use in any country whatsoever any patent application or industrial proprietary rights applications relating to any know how belonging to Interface and which may he either licensed by Interface to the Joint Venture Company or known by Party A; and

          (m)  To not do, or suffer to be done, any act or thing
               which may, in any way, impair the rights of
               Interface in and to the trademark "INTERFACE".

7.2       PARTY B'S RESPONSIBILITIES

          In addition to the obligations elsewhere herein specified, Party B shall have the following responsibilities under this Contract:

          (a) To make its contribution of 70% of the registered capital of the Joint Venture Company in accordance with the provisions of Articles 6.1 and 6.2 hereof;

          (b) To assist the Joint Venture Company in arranging for the procurement on the International Market of any raw materials, machinery and equipment, supplies, services, spare parts and other items necessary or desirable for the operation of the Joint Venture Company;

          (c) To introduce to the Joint Venture Company foreign nationals, as well as (if appropriate) people from Hong Kong and Taiwan, to serve in senior managerial and technical positions in the Joint
               Venture Company;

          (d) To cause Interface to license technology to the Joint Venture Company, in accordance with the provisions of Article 8.1 hereof and the Technology License Agreement;

          (e) To cause Interface to grant a trademark license to the Joint Venture Company in accordance with the provisions of Article 8.2 hereof and the Trademark
               License Agreement;

          (f) To arrange for, and participate in, discussions with financial institutions inside or outside of the PRC in an effort to help arrange financing for the Joint Venture Company;

          (g)  To assist PRC employees of the Joint Venture
               Company to obtain entry and exit permits and visas overseas as needed for visits to those overseas territories, and to assist with travel arrangements; and

          (h)  To discharge the obligations under the
               distribution contract in accordance with Article
               11.2 hereof.

7.3       PARTY C'S RESPONSIBILITIES

          In addition to the obligations elsewhere herein specified, Party C shall have the following responsibilities under this Contract:

          (a) To make its contribution of 5% of the registered capital of the Joint Venture Company in accordance with the provisions of Articles 6.1 and 6.2 hereof;

          (b) To assist the Joint Venture Company in arranging for the procurement on the International Market and within the PRC of any raw materials, machinery and equipment, supplies, services, spare parts and other items necessary or desirable for the operation of the Joint Venture Company;

          (c) To introduce to the Joint Venture Company foreign nationals, as well as (if appropriate) people from Hong Kong and Taiwan, to serve in senior managerial and technical positions in the Joint
               Venture Company;

          (d)  To assist the Joint Venture Company in
               coordinating marketing and distribution operations of the Products in China;

          (e) To arrange for, and participate in, discussions with financial institutions inside the PRC and, to the extent authorized by relevant applicable laws, outside of the PRC; and

          (f) To not do, or suffer to be done, any act or thing which may, in any way, impair the rights of Interface in and to the trademark "INTERFACE".

7.4       SERVICES TO BE PERFORMED BY THE PARTIES

          In order to implement a modern management structure and improve the competitiveness of the Joint Venture
          Company, the Joint Venture Company may contract with the Parties or any outside consultant the performance of services, such as:

          -    market survey regarding the position of the Joint
               Venture Company with respect to the main competitors;

          - optimization of the purchase policy for raw materials and components as well as selection of the suppliers;

          - implementation of modern hardware and software systems for accounting and human resources management;

          - implementation of a modern accounting and reporting procedures and systems for consolidation purposes by each Party;

          - recruitment of the Joint Venture Company's personnel;

          - training of the Joint Venture Company's personnel in management operations as well as marketing and sales of Products;

          - assistance of technical and industrial experts outside the scope of the Technology License
               Agreement;

          - other services mutually agreed upon between the Parties.

          The conditions of the services performed by each Party to the Joint Venture Company shall be made at arms-length.

          The financial conditions of the services to be supplied by each Party and/or the outside consultant shall reflect the conditions of the market then in force.
          In the case where the Joint Venture Company would intend to invite any particular tenders for any services from third parties, Party B will have a right of preference provided that the financial conditions made by the latter shall not exceed those made by the relevant bidders.

ARTICLE 8 TECHNOLOGY LICENSE AND TRADEMARK

8.1       TECHNOLOGY LICENSE

          The Joint Venture Company and Interface will enter into the Technology License Agreement, a draft of which is appended hereto as Appendix II, in order for the Joint Venture Company to obtain the technology and technical assistance listed therein relating to producing and dealing in the Products.

8.2       USE OF TRADEMARK

          The Joint Venture Company and Interface will enter into the Trademark License Agreement, a draft of which is appended hereto as Appendix III.


ARTICLE 9 CONFIDENTIAL INFORMATION

9.1       PROTECTION OF CONFIDENTIAL INFORMATION

          The Joint Venture Company shall take every reasonable precaution to safeguard and keep secret all Confidential Information and will comply with all reasonable and specific precautions which may be requested by Interface, the Parties or any of the
          Parties' Affiliates.   Except as required by law, the
          Joint Venture Company shall disclose the Confidential Information only to such officers and employees of the Joint Venture Company who require the information in
          the performance of their duties.   All such officers
          and employees receiving Confidential Information shall be advised by the Joint Venture Company of its confidential nature and the prohibition on the use and
          further disclosure thereof.   The Joint Venture Company
          shall use all reasonable endeavours to prevent any unauthorised disclosure of Confidential Information by any officer or employee of the Joint Venture Company.

9.2       NON-DISCLOSURE

          Except as required by law, no disclosure of
          Confidential Information shall be made to persons who are not officers or employees of the Joint Venture Company without the prior written consent of the Parties, and any permitted disclosure shall be subject to such terms and conditions as may be required by the
          Parties.   The contents of this Contract, the Articles
          of Association, the Related Contracts, the Feasibility Study and any relevant documents related to the establishment of the Joint Venture Company shall be treated as Confidential Information, and shall not be disclosed by any of the Parties in whole or in part to any third party except for the purposes of making necessary applications or where such disclosure is expressly permitted by this Contract or any relevant Related Contracts, or required by law.


9.3       GOVERNMENT DISCLOSURES

          The Parties recognize that Governmental agencies may require Confidential Information on Products for
          regulatory compliance purposes.   The Parties agree
          that the Joint Venture Company may file the required disclosures under secrecy, provided that Interface, the Parties, or the Parties' Affiliates (as necessary) first provides written consent, such consent not to be unreasonably withheld.

9.4       AFTER TERMINATION AND EXPIRATION

          The provisions of this Article 9 shall continue in force for a period of 10 years after expiration or termination of this Contract.


ARTICLE 10     NONCOMPETITION

     Party A, Party B and Party C agree that, as long as this Contract is in effect unless they otherwise agree in writing, they will not directly or indirectly invest in, own, or operate with others a facility for the manufacturing in Shanghai of the Products.


ARTICLE 11     DISTRIBUTION OF PRODUCTS

11.1      GENERAL

          The Products may be sold on the International Market and on the domestic Chinese market.

          Provided that it is financially viable for the Joint Venture Company to export the Products, the Joint Venture Company will target to export 50% of its Products insofar as is necessary and reasonable to satisfy market demand and for balancing foreign exchange requirements.

11.2      SALES ON THE INTERNATIONAL MARKET

          Products for export to the International Market shall be distributed exclusively through Party B or its Affiliates on a competitive basis pursuant to a distribution contract to be agreed by Party B or its Affiliates and the Joint Venture Company.

11.3      SALES ON THE DOMESTIC MARKET

          11.3.1  Products shall be distributed on the Domestic
                  Market using the following methods:

                  (a)  directly by the Joint Venture Company;

                  (b) through agents authorized and appointed by the General Manager; and

                  (c)  in such other ways as the Board of
                       Directors shall approve.

          11.3.2 For the purpose of sales in the domestic market, the Joint Venture Company may enter into distribution contracts and/or agency contracts.

          11.3.3 In order to contribute to the efficiency of the commercial organization, the Parties shall cause the Board of Directors of the Joint Venture Company to establish a Commercial Coordination Committee (hereinafter referred to as the "Committee") which shall consist of the following three (3) persons:

                  (1)  the General Manager of the Joint Venture
                       Company;

                  (2)  the Sales and Marketing Manager of the
                       Joint Venture Company;

                  (3)  an Area Sales and Marketing Manager
                       designated by Party B;

                  The General Manager of the Joint Venture
                  Company shall preside and shall have authority over such Committee.

                  The Committee shall be in charge of the
                  following:

                  (1) to coordinate marketing and distribution operations between the Parties and the Joint Venture Company;

                  (2) to coordinate the pricing policy between the Parties and the Joint Venture Company;

                  (3)  to define customer segments;

                  (4)  to coordinate the promotion of Products
                       and other marketing communication
                       (catalogues, advertisement);

                  (5)  to coordinate training of the Joint
                       Venture Company's sales force; and

                  (6) to coordinate services to be carried out towards customers.

11.4      PRICING AND VOLUME

          11.4.1 The General Manager, acting under authorization from the Board of Directors, shall determine the prices for Products sold on the Domestic
                  Market.   Such prices shall respect relevant
                  Chinese regulations, shall be competitive, and shall be set so as to enable the Joint Venture Company to obtain a satisfactory level of profit.

          11.4.2 The General Manager, acting under authorization from the Board of Directors, shall determine the prices for Products sold on the International Market which shall be set forth in the distribution contract as referred to in
                  Article 11.2 hereof.   Such prices shall be
                  competitive, and shall be set so as to enable the Joint Venture Company to obtain a satisfactory level of Profit.

ARTICLE 12     BOARD OF DIRECTORS

12.1      POWERS AND CONSTITUTION

          12.1.1 The Joint Venture Company shall establish a Board of Directors, which shall be the highest authority of the Joint Venture Company and shall be responsible for deciding all important issues and approving the business plans formulated by the management of the Joint Venture Company.

          12.1.2 The Board of Directors shall consist of four members.

          12.1.3 Party A shall appoint one director, who will also act as the Vice Chairman of the Board of Directors.

          12.1.4  Party B shall appoint three directors,
                  including the Chairman of the Board of
                  Directors.

          12.1.5 Party C shall not appoint any directors during the term of this Contract.

          12.1.6 Each director shall be appointed for a term of four years, which may be renewed upon reappointment by the Party that originally
                  appointed the director.   Each Party shall have
                  the right, at any time, to remove and replace any director whom it has appointed, but it must first provide notice in writing to the other Parties, to the Joint Venture Company and to the former and newly appointed directors.


12.2      ESTABLISHMENT

          The Board of Directors shall be deemed to be established on the Establishment Date, and shall hold its first meeting at the legal address of the Joint
          Venture Company within ten days after the Establishment
          Date.


12.3      RESPONSIBILITIES OF THE BOARD

          The Board of Directors shall be responsible for deciding all major issues and approving the business plans formulated by the management of the Joint Venture
          Company.   The Board of Directors' primary areas of
          responsibility are as follows, and the Joint Venture Company may take these actions only after approval by the Board of Directors:

          (i) Decide on the Joint Venture Company's cessation or expansion of production, termination, dissolution and liquidation, or merger with another economic organisation;

          (ii) Sell, transfer, lease, license or in any way dispose of all or a material part of the business, undertaking, property or other assets of the Joint Venture Company, including interests in any other company whether by a single transaction or a series of transactions, related or not with the exception of equipment, machinery, raw materials or vehicles with a cumulative book value as shown in the latest audited accounts of the Joint Venture Company of less than US$50,000;

          (iii) Enter into any single transaction with a value of more than US$20,000 (or its equivalent in local currency) or a series of transactions with an aggregate value of more than US$20,000 (or its equivalent in local currency) in any calendar year, if such transaction(s) is not provided for in a current budget agreed by the Board of Directors;

          (iv) Commence, conduct, defend, settle, discontinue or withdraw from any legal action or arbitration proceedings, other than in the case of routine debt collection for a sum not exceeding US$50,000 or its equivalent in local currency;

          (v) Borrow any monies in any manner in excess of US$50,000 including without limitation acceptance credits, factoring, hire purchase, equipment leasing and deferred payment, save to the extent that such borrowing is reflected in any current budget agreed by the Board of Directors;

          (vi) Give any guarantee, indemnity or suretyship
               (whether or not legally binding) in respect of the liabilities or solvency of any third party or any similar obligation;

         (vii) Alter any mandate given to the Joint Venture
               Company's bankers relating to any signature authorization above US$20,000 concerning the operation of such bank account;

        (viii) Appoint or remove Independent Auditors;

          (ix) Create, allot or issue any registered capital or grant any right to acquire the allotment or issue of any registered capital or permit the assignment (other than as permitted in the Contract) of any registered capital in any manner;

          (x) Permit the passing of any resolution to amend any provision of the Articles of Association or for the winding up of the Joint Venture Company;

          (xi) Create or issue any debenture, mortgage, charge or other security, over assets having a value of, or to secure indebtedness that exceeds US$50,000;

         (xii) Pay any dividends or make any other distribution of retained earnings;

        (xiii) Enter into any contract which is outside the ordinary and proper course of business of the Joint Venture Company or is otherwise than at arm's length or is of an unusual or onerous nature;

         (xiv) Decide on the appointment and dismissal of the General Manager and the Deputy General Manager;

          (xv) Make any change to the terms of engagement of the General Manager of the Joint Venture Company and/or any of its senior managerial staff, the effect of which would be to provide to the General Manager and/or such employees salary, fringe benefits and/or other terms of appointment substantially in excess of those prevailing in the market;

         (xvi) Review management reports submitted by the General Manager;


        (xvii) Approve the annual financial statement and budget plans;

       (xviii) Approve policies regarding the wages and salary levels and bonuses of employees of the Joint Venture Company;

        (xix)  Adopt major rules and regulations of the Joint
               Venture Company;

         (xx)  Decide on the establishment of offices,
               manufacturing facilities and branches in the PRC;

        (xxi) Be responsible for the settlement of affairs upon the dissolution of the Joint Venture Company;

       (xxii) Adopt the annual business plan indicating the financial and business objectives of the Joint
               Venture Company for the ensuing year; and

       (xxiii) Other major matters that are assigned to the Board of Directors in this Contract or are properly within the jurisdiction of the Board of Directors in accordance with applicable law.

12.4      CHAIRMAN

          The Chairman of the Board of Directors shall be the
          legal representative of the Joint Venture Company.   If
          the Chairman is temporarily unable to exercise his responsibilities, he shall authorize another director to represent the Joint Venture Company.

12.5      DIRECTORS' INDEMNITY

          The Joint Venture Company shall indemnify the directors and hold them harmless from any liability in connection with the Joint Venture Company's affairs arising out of the proper exercise of their responsibilities as a Director.

12.6      DIRECTORS' FEE

          Unless agreed by the Board of Directors to the contrary, no fee or remuneration shall be payable by
          the Joint Venture Company to any Director.   This
          provision, however, shall not prohibit the payment of any fee or remuneration to any Director in his capacity as an employee of the Joint Venture Company, or reimbursement to any Director for reasonable expenses incurred by him acting in his capacity as a Director of the Joint Venture Company.

12.7      MEETINGS

          Regular meetings of the Board of Directors shall be convened at least once each year. Interim meetings of the Board of Directors may be convened by the Chairman on ten (10) days' prior written notice based on a proposal made by more than one-third of the total number of directors.

12.8      LOCATION OF MEETINGS

          Meetings of the Board of Directors shall generally be held in Shanghai; upon agreement of the Board of Directors they may also be held in other places.

12.9      PROCEDURES FOR MEETINGS

          The Chairman shall notify each director in writing at least 10 days before a regular meeting or a special meeting of the Board of Directors, specifying the matters to be covered and the time and place of the
          meeting.   Meetings of the Board of Directors may be
          held by telephone or other means, as well as in person, so long as all directors taking part can hear each
          other.   If the Chairman requests a meeting of the
          Board of Directors upon less than 10 days notice, the foregoing notices may be voluntarily waived by a
          director.   Attendance at a meeting of the Board of
          Directors held on less than the required notice in person or by proxy shall constitute such a waiver.


12.10     EQUAL RIGHTS

          The rights of the directors to attend and vote at meetings of the Board of Directors shall be identical in all respects.

12.11     PROXY

          A director may appoint a proxy to represent him at any meeting of the Board of Directors and to vote thereat
          on his behalf.   Every appointment of a proxy shall be
          in writing signed by the director by whom it is made and shall be sent or delivered to the Chairman of the meeting of the Board of Directors for which it is given, at or prior to the commencement of such meeting. If any director fails to appoint a proxy for a meeting of the Board of Directors, and fails to attend such meeting, he shall be considered to have waived his rights to vote at such meeting.

12.12     QUORUM

          A quorum for each Board of Directors meeting shall be two-thirds of the total number of directors, and they
          may be present in person or by proxy.   When fewer than
          two-thirds of the directors are present in person or by proxy, resolutions adopted shall be invalid.

12.13     MINUTES OF MEETING

          At each meeting, the Board of Directors shall appoint a secretary, who may or may not be a director, to take and prepare complete and accurate minutes (in both English and Chinese) of all meetings and all business
          transacted thereat.   The secretary of the meeting
          shall circulate the minutes to all of the directors as
          soon as practicable after each meeting.   Any director
          attending the meeting (in person or by proxy) who wishes to propose any amendment or addition thereto shall submit the same in writing to the Chairman no later than 7 days after the date of his receipt of such minutes; otherwise he will be considered to have
          ratified the minutes.   The minutes shall indicate
          which directors voted for and against all resolutions acted on at the meeting.

12.14     MINUTE BOOK

          At each meeting, the first item for consideration by the Board of Directors (whether or not specifically included in the agenda or notice) shall be the approval of the minutes of the immediately preceding meeting and the consideration of any amendments or additions
          thereto proposed by any director.   After approval by
          the Board of Directors, the minutes of each meeting shall be signed by the Chairman, shall be entered into a minute book that shall be kept at the Joint Venture Company or at such other place as may be decided from time to time, and shall be conclusive of the
          proceedings in question.   The minute book shall be
          available for inspection and copying by any director or his authorized representative at all reasonable times, and every director shall be furnished with a copy of
          all signed minutes.   The appointment and removal of
          directors shall be recorded in the minute book, together with each director's address for service of
          notices.   All notices of meetings, all agendas and all
          proxies shall be filed in the minute book.

12.15     DIRECTORS' PERSONAL LIABILITY

          Directors, or their duly appointed proxies, in carrying out the functions of their posts within the scope authorized by the Articles of Association shall incur no personal liability in connection with the Joint Venture Company's undertakings.

12.16     ADOPTING RESOLUTIONS WITHOUT MEETING

          The Board of Directors may take actions and adopt resolutions without convening a Board of Directors meeting if all the directors agree in writing and if that written agreement is entered in the minute book referred to in Article 12.14 hereof.

12.17     UNANIMOUS DECISIONS

          The following matters require unanimous adoption by all directors:

          (i)  Amendment to the Articles of Association;

         (ii)  Termination and dissolution of the Joint Venture Company;

        (iii) Increase or assignment of the registered capital of the Joint Venture Company, or any transfer thereof or of any part thereof; and

          (iv) Merger of the Joint Venture Company with or sale of all or substantially all of its assets to another economic organisation.

          Other matters require adoption by two-thirds of the directors present and voting in person or by proxy at a duly convened and properly constituted meeting of the
          Board of Directors.   In case of an equality of votes,
          the Chairman shall have the casting vote.

ARTICLE 13     OPERATIONS MANAGEMENT STRUCTURE

13.1      GENERAL MANAGER, DEPUTY GENERAL MANAGER AND OTHER KEY MANAGERS

          13.1.1  The Joint Venture Company will have a General
                  Manager, who shall be engaged by the Joint
                  Venture Company upon nomination by Party B, and approval by the Board of Directors.

          13.1.2 Party A shall have the right to nominate a Deputy General Manager, who shall be appointed by the Joint Venture Company upon approval by the Board of Directors.

          13.1.3  Other than the General Manager and the Deputy
                  General Manager, all other managers, staff and workers of the Joint Venture Company shall be appointed by the General Manager.

13.2      POWERS AND RESPONSIBILITIES OF THE GENERAL MANAGER

          The General Manager shall be in charge of carrying out the decisions of the Board of Directors of the Joint
          Venture Company.

          - The General Manager shall have general management of the day to day business affairs and property of the Joint Venture Company including, but not limited to production, training and quality supervision, marketing and sales, contracts related to daily operations and administrative duties such as finances, personnel and human resources management as well as general supervision over its officers and agents subject

                                -33-

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               to such limitations as the Board of Directors may
               from time to time decide.

          - The General Manager shall also enter into contracts and other agreements on behalf of the Joint Venture Company within the limits of operating and capital budgets approved by the Board of Directors and as otherwise provided herein.

          The General Manager shall:

          - prepare and offer annual financial and sales plans, including operating capital and budgets of the Joint Venture Company for consideration and approval by the Board of Directors;

          - prepare and offer papers relating to the Joint Venture Company's administrative and financial affairs and regulations relating to the Joint Venture Company's personnel for consideration and approval by the Board of Directors;

          - keep the Board of Directors informed of the state and progress of matters relating to the Joint Venture Company and inform the Board of Directors on a timely basis of items requiring its attention or action, including but not limited to problems and progress towards their solution;

          - prepare and offer for consideration and approval by the Board of Directors within six (6) weeks after the end of every fiscal year an annual profit and loss statement and a balance sheet calculating book values and preparing a profit distribution plan; and

          - submit to the Board of Directors annual reviews of all key personnel with regard to achievement level, motivation, style and development of management culture.

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13.3      Full Time Employment

          Except as otherwise decided by the Board of Directors all managers of the Joint Venture Company will devote their full time and energies during normal working hours to the affairs of the Joint Venture Company and none of them may serve as managers of, or otherwise be
          employed by, any other economic entity.   None of them
          may compete directly or indirectly with the Joint
          Venture Company.

13.4      EXPATRIATE MANAGERS

          Initially, the Joint Venture Company may employ several
          expatriates in senior managerial and technical
          positions.   Over time, the Parties intend, to the
          extent reasonably possible, to fill as many as possible of these positions with PRC nationals.

13.5      COMPENSATION

          The compensation of the General Manager and the Deputy
          General Manager shall be determined by the Board of Directors.


ARTICLE 14     PURCHASE OF EQUIPMENT AND MATERIALS

14.1      GENERAL PURCHASES

          The Joint Venture Company shall have the right to freely decide to purchase the equipment, raw materials, parts, components, vehicles, office supplies and other
          goods required by it either in the PRC or abroad.   To
          the extent consistent with considerations of internationally competitive quality, price, availability and other factors, such goods shall be purchased in the PRC.

14.2      IMPORTS

          14.2.1 The Joint Venture Company shall have the right to carry out import/export operations in
                  accordance with PRC Laws.   The Joint Venture
                  Company shall have the right to import raw
                  materials to Interface's specifications, and to import semi-finished products for further
                  processing by the Joint Venture Company.   The
                  Joint Venture Company shall also have the right to import, from time to time, other items including but not limited to processing equipment, components, spare parts, etc. to meet the operating requirement of the Joint Venture Company.

          14.2.2 The equipment the Joint Venture Company needs to import in its initial phase of operation are listed in Appendix V hereto.


ARTICLE 15     PREPARATION AND CONSTRUCTION

15.1 At its first meeting, the Board of Directors shall establish a management structure to supervise the construction of the Facility, and shall formulate a plan covering the various aspects of preparation for the commencement of operations of the Joint Venture
          Company.   Such management structure shall be managed
          by the General Manager of the Joint Venture Company and shall consist of 3 persons, which may include persons seconded to the Joint Venture Company from the Parties or Interface for the preparation and construction of the Facility.

15.2 The management structure shall be responsible for the following work:

          -    examining the design of the Facility;

          - signing the project construction contract on behalf of the Joint Venture Company;

          - organizing the purchasing and inspecting of related equipment, material etc.;

          - working out the general schedule of project construction;

          -    compiling the expenditure plans for the
               construction of the Facility;


          - controlling project financial payments and final accounts of the project;

          - drawing up managerial methods, keeping and filing documents, drawing, files and material, etc.
               during the construction period of the Facility.

15.3 The expenses incurred by the Parties and Interface's personnel for performing the tasks and duties described in this Article 15 shall be borne by the Joint Venture
          Company.


ARTICLE 16     LABOUR MANAGEMENT AND TRADE UNION ORGANIZATION

16.1      GENERAL PRINCIPLES

          16.1.1 All aspects of the Joint Venture Company's labour management shall be in accordance with the Provisions on Labour Management in Foreign Investment Enterprises and the Regulations on Labour Management in Foreign Invested Enterprises in Shanghai.

          16.1.2 The organisation structure and distribution of staff and workers of the Joint Venture Company shall be decided by the General Manager under the guidance of the Board of Directors.

16.2      LABOUR CONTRACT SYSTEM

          Unless otherwise decided by the Board of Directors:

          (a) The staff and workers of the Joint Venture Company shall be governed by the labour contract system;

          (b) An individual labour contract shall be signed between each staff or worker and the Joint Venture
               Company; and

          (c) Each labour contract will provide for the following: employment, dismissal and resignation of the staff or worker; term of contract and probationary period; conditions for amendments to and termination of the contract; production and work duties; specific duties; grade and compensation; labour insurance and welfare benefits; labour protection and safety; labour discipline; awards and penalties; liabilities for breach of contract and other matters agreed upon by both parties which are in accordance with PRC state policies and regulations.

16.3      LABOUR MANAGEMENT DETAILS

          16.3.1 The Joint Venture Company shall have the right to recruit and hire staff and workers from Shanghai, other places in the PRC, and from abroad as appropriate in terms of necessary skills and qualifications.

          16.3.2 All employees, except the General Manager and the Deputy General Manager, shall be hired under the supervision of the General Manager, and shall undergo examinations of their qualifications.

          16.3.3 All newly hired employees shall go through a three-month probationary period.

          16.3.4 The Joint Venture Company may in accordance with relevant PRC and Shanghai laws and regulations, and the individual labour contracts, dismiss or temporarily lay off staff and workers who after training are not able to meet the standards required by the Joint Venture Company to produce a high quality product, or who, given the labour requirements and profit objectives of the Joint Venture Company are not required, or who refuse to accept reassignment to positions appropriate to their skills and training.

16.4      COMPENSATION

          The compensation of all employees (except the General Manager and the Deputy General Manager) including wages, subsidy, bonus and welfare payments made on behalf of the employee by the Joint Venture Company, shall be determined by the General Manager in accordance with guidelines established by the Board of Directors.

16.5      TRADE UNION ORGANIZATION

          16.5.1 The employees of the Joint Venture Company shall have the right to establish a trade union and carry out activities in accordance with the stipulations of the Trade Union Laws of PRC, the Articles of Association of the PRC Trade Union and other relevant PRC regulations.

          16.5.2 The trade union of the Joint Venture Company will represent the interests of the employees of the Joint Venture Company. The functions of the trade union are: to protect the democratic rights and interests of the employees pursuant to relevant PRC regulations; to assist the Joint Venture Company to arrange and make rational use of welfare funds; to organize study groups on business, science and technologies for the employees; to carry out literary, artistic and sporting activities; to educate employees on labour disciplines and diligent performance of the duties towards the Joint Venture Company.

          16.5.3 Each quarter, the Joint Venture Company shall allot to the trade union an amount of money corresponding to two (2) percent of the total quarterly Joint Venture Company payroll of union members as trade union funds.

ARTICLE 17     FOREIGN EXCHANGE


17.1      REGULATION

          All foreign exchange matters of the Joint Venture Company shall be handled in accordance with the Regulations of the People's Republic of China on Foreign Exchange Control and related regulations, and other relevant PRC laws and regulations (collectively referred to as the "Foreign Exchange Regulations").

17.2      FOREIGN EXCHANGE CONTROL

          All foreign exchange revenue of the Joint Venture Company shall be freely transferable into the PRC and shall be deposited in the foreign exchange bank account or accounts established by the Joint Venture Company with the Bank of China and/or other banks inside the PRC, and, after approval by the relevant PRC authorities, outside the PRC, in accordance with the
          Foreign Exchange Regulations.   All foreign exchange
          payments of the Joint Venture Company shall be paid out of the above-mentioned bank accounts in accordance with the Foreign Exchange Regulations.

17.3      FOREIGN EXCHANGE BALANCE

          17.3.1 The Joint Venture Company may export a portion of its output, and will at all times strive to maintain a balance of foreign exchange revenues and expenditures (including payment of dividends).

          17.3.2 The Joint Venture Company may adopt such measures as may be allowed by PRC laws including the Regulations of the State Council Concerning the Issues of Balancing Foreign Exchange Receipts and Disbursements by Joint Venture Using Chinese and Foreign Investment to enable it to balance its foreign exchange
                  receipts and payments.   The Joint Venture
                  Company may also from time to time make use of financial institutions authorized to engage in the adjustment of foreign exchange to exchange Renminbi for foreign exchange.

17.4      PRIORITY

          The Joint Venture Company shall first utilize all available foreign currency to satisfy the following obligations in the following order:

          (a)  Importation of raw materials, parts and
               components, etc.  for general operating needs;

          (b)  Repayment of bank loans and interests;


          (c)  Payment of expatriates' salaries;

          (d) Payment to Interface of the technology license fee as provided in the Technology License Agreement, and the trademark license fee as provided in the Trademark License Agreement; and

          (e) Distribution of profits to Party B and Party C (on a pari passu basis).


ARTICLE 18     FINANCE AND AUDITING

18.1      ACCOUNTING SYSTEM

          18.1.1 The Joint Venture Company shall establish a financial and accounting system (the "Financial and Accounting System") in accordance with the Accounting System of the People's Republic of China for Foreign Investment Enterprises and related regulations and the particular circumstances of the Joint Venture Company. Circumstances not covered by relevant Chinese laws and regulations will be dealt with by reference to generally accepted relevant
                  international accounting principles.   For
                  consolidating and reporting purposes, the Joint Venture Company will also adopt international accounting principles and practices, including those relating to the business plan and budget.

          18.1.2 The Financial and Accounting System shall be implemented after being approved by the Board
                  of Directors.   Changes in accounting
                  procedures and practices may be implemented only upon approval by the Board of Directors. The Financial and Accounting System, and changes thereto, shall to the extent required by relevant PRC regulations be filed with the relevant PRC government departments.

          18.1.3  The accounts of the Joint Venture Company shall
                  be maintained in Renminbi.   Non-Renminbi
                  transactions will be translated into Renminbi at the exchange rate for the involved foreign currency quoted by the Bank of China prevailing
                  on the relevant transaction date.   Monetary
                  assets and liabilities in foreign currencies will be translated into Renminbi at the market rates of exchange prevailing on the date that they are included in the balance sheet. Exchange gains and losses from foreign currency translation will be dealt with in the profit and loss account.

          18.1.4 In order to meet the financial reporting requirements of the Parties, the Joint Venture Company shall prepare at the times and in the manner required such financial information as is required by the Parties.

          18.1.5  The accounting records of the Joint Venture
                  Company shall be maintained in both Chinese and English.

          18.1.6 The Joint Venture Company's fiscal year shall commence on January 1 and end on December 31 of each year.

18.2      INDEPENDENT AUDITOR

          The Independent Auditor selected by the Joint Venture Company shall be an accountant registered in the PRC and, if possible, a local office or affiliate of an accounting firm of international reputation, who is capable of performing accounting work meeting both PRC domestic accounting standards and international standards.

18.3      PARTY AUDITS

          All account books of the Joint Venture Company shall be made available for inspection or audit by any Party or
          its representatives at all reasonable times.   Any
          Party shall have the right at any time to retain an independent accountant to examine the accounting
          records of the Joint Venture Company.   The Joint
          Venture Company and the other Parties shall extend full cooperation to any such accountant, and shall allow him full access to the records of the Joint Venture
          Company.   The expense of such audit shall be paid by
          the Party that retained such accountant.


18.4      SPECIFIC ACCOUNTING MATTERS

          Specific accounting matters (including recordkeeping, accounting methods, bank accounts, fiscal year, financial statements, depreciation and language of accounts) are dealt with in this Article 18 and the Articles of Association.

18.5      PRINCIPLES OF PROFIT DISTRIBUTION

          18.5.1 Prior to distributing the after-tax profit of the Joint Venture company, the Board of Directors shall determine, every year, the amount of such after-tax profit to be set aside for the Three Funds in accordance with the Joint Venture Law and other related laws and regulations.

          18.5.2 The annual rate of distribution of after tax profit of the Joint Venture Company shall be determined by the Board of Directors in accordance with the financial resources, fixed and working capital, loan repayment requirements and mutually agreed future expansion investments of the Joint Venture
                  Company.   After-tax profits shall be
                  distributed to Party A, Party B and Party C in proportion to their respective shares in the registered capital of the Joint Venture Company. Such distribution will be made within three months of the end of each fiscal year of
                  the Joint Venture Company.   Profits to be
                  distributed pursuant to this Article 18.5.2
                  shall be distributed in foreign currency (US
                  Dollars or another freely convertible
                  international currency in the case of foreign currency distributed to Party B and Party C) to the extent, but without limitation, specified
                  in Article 17.4 hereof.   Such profits not able
                  to be distributed in foreign currency shall be distributed in Renminbi.

          18.5.3 Undistributed profits from previous years may be included in the current year's distributable
                  profits.   Notwithstanding the foregoing,
                  profits will not be distributed until the Joint Venture Company's losses from previous years have been made up.

          18.5.4 Before contribution of the registered capital has been completed, profit distribution may not be carried out.

18.6      ACCOUNTING REPORTS

          The Joint Venture Company shall deliver copies of its monthly, quarterly and annual accounting statements to the Parties, and, for so long as required by law, shall deliver copies of its quarterly and annual accounting statements to the tax office in Shanghai and the
          relevant financial department.   A copy of the annual
          accounting statement shall be delivered to the Examination and Approval Authority.

18.7      ANNUAL PLAN AND BUDGET

          As soon as feasible following formation of the Joint Venture Company, and thereafter prior to the commencement of each financial year of the Joint Venture Company (but in any event no later than the end of the November preceding the commencement of the following financial year), the General Manager shall prepare and submit to the Board of Directors an annual plan and budget for the coming year, including a financial budget and a plan for capital investments and dispositions, borrowings, and forecasts of price levels, sales volumes, expenses, earnings, distributable profits and such other items as are required for production and business operations.


ARTICLE 19     TAXATION

19.1      JOINT VENTURE COMPANY

          The Joint Venture Company shall pay taxes and customs duties in accordance with the provisions of officially promulgated laws, regulations and relevant agreements
          of the PRC with relevant other countries.   The Joint
          Venture Company shall have the benefit of each and every provision of preferential tax treatment accorded to Chinese-foreign equity joint ventures established in Shanghai.


19.2      INDIVIDUAL EMPLOYEES

          The employees of the Joint Venture Company shall pay individual income tax in accordance with the Individual
          Income Tax Law of the PRC and other relevant laws and regulations.


ARTICLE 20     LAND USE

20.1      LOCATION

          The Joint Venture Company will occupy a piece of land
          with approximate size of 10,500 square metres in China
          Textile International Science & Technological
          Industrial City, Qingpu County, Shanghai.   Details of
          the site is set forth in Appendix IV hereto.

20.2      LAND USE RIGHTS

          20.2.1 The Joint Venture Company will obtain the rights to use the Land for a period of 50 years according to relevant PRC laws and regulations. The price for the rights to use the Land shall be stipulated in the Land Use Contract.

          20.2.2 Immediately after the Establishment Date, the Joint Venture Company will complete the necessary steps to finalize the acquisition of the land use rights to the Land under the above-mentioned regulations, including obtaining the Red Line Drawing, and executing the Land Use Contract.

ARTICLE 21     WARRANTIES

21.1      PARTY A

          Party A hereby makes to Party B and Party C the following warranties:

          (a) Party A is a legal person established in accordance with the laws of the PRC, and has full power and right to conduct its business within the scope of its Business License;

          (b) Party A has the authority to enter into and perform its obligations under this Contract;

          (c) Party A has taken all requisite action to authorize the signing of this Contract and, upon approval by the Examination and Approval Authority, this Contract will be valid and legally binding, and Party B and Party C shall have the right to require Party A to perform its obligations hereunder in accordance with its terms;

          (d) The execution and performance of this Contract by Party A will not violate any other contract or obligation of Party A or any currently effective law, regulation, decree or policy of the PRC; and

          (e) Party A shall sign and perform this Contract and the Related Contracts on the basis of integrity,
               trust and fairness.   In implementing any matter
               concerning the Joint Venture Company or Party B or Party C, Party A shall not implement it on purpose to prejudice the interests of the Joint Venture Company or Party B or Party C.

21.2      PARTY B

          Party B hereby makes to Party A and Party C the following warranties:

          (a) Party B is a validly existing corporation organized under the laws of the State of Georgia, the United States of America and has full power and right to conduct its business within the scope of its By-laws and Articles of Incorporation;

          (b) Party B has the authority to enter into and perform its obligations under this Contract and the Related Contracts by the terms of which it is a party;

          (c) Party B has taken all requisite action to authorize the signing of this Contract and, upon approval by the Examination and Approval Authority, this Contract will be valid and legally binding, and Party A and Party C shall have the right to require Party B to perform its obligations hereunder in accordance with its terms;


          (d)  The execution and performance of this Contract by
               Party B will not violate any other contract or
               obligation of Party B or any currently effective law, regulation, decree or policy of the State of Georgia, United States of America; and

          (e) Party B shall sign and perform this Contract and the Related Contracts on the basis of integrity,
               trust and fairness.   In implementing any matter
               concerning the Joint Venture Company or Party A or Party C, Party B shall not implement it on purpose to prejudice the interests of the Joint Venture Company or Party A or Party C.

21.3       PARTY C

          Party C hereby makes to Party A and Party B the following warranties:

          (a) Party C is a validly existing corporation organized under the laws of the State of Delaware, the United States of America and has full power and right to conduct its business within the scope of its Memorandum and Articles of Association or their functional equivalent;

          (b) Party C has the authority to enter into and perform its obligations under this Contract and the Related Contracts by the terms of which it is a party;

          (c) Party C has taken all requisite action to authorize the signing of this Contract and, upon approval by the Examination and Approval Authority, this Contract will be valid and legally binding, and Party A and Party B shall have the right to require Party C to perform its obligations hereunder in accordance with its terms;

          (d) The execution and performance of this Contract by Party C will not violate any other contract or obligation of Party C or any currently effective law, regulation, decree or policy of the State of Delaware, the United States of America; and

          (e) Party C shall sign and perform this Contract and the Related Contracts on the basis of integrity,
               trust and fairness.   In implementing any matter
               concerning the Joint Venture Company or Party A or Party B, Party C shall not implement it on purpose to prejudice the interests of the Joint Venture Company or Party A or Party B.

21.4      INDEMNIFICATION

          Each Party will indemnify the other Parties from any and all losses that may arise out of the breach by such Party of any of the warranties set forth in this
          Article 21.


ARTICLE 22  TERM

22.1      TERM

          The term of this Contract shall commence on the Effective Date and shall remain in effect for 50 years after the Establishment Date unless earlier terminated in the manner specified herein.

22.2      EXTENSION

          Unless any of the Parties gives notice to the other Parties to object to an extension of the term of the Joint Venture Company, the Parties shall begin discussion on the extension of the joint venture term no later than 6 months prior to its expiry, and file an application to the Examination and Approval Authority for approvals.

22.3      EXPIRATION

          If the term of the Joint Venture Company is not extended in accordance with Article 22.2 above, the Joint Venture Company will be dissolved in accordance with the procedures set forth in Article 23.2 hereof upon expiry of the Joint Venture Company.

ARTICLE 23     DISSOLUTION, LIQUIDATION AND BUYOUT

23.1      DISSOLUTION

          23.1.1 If:

          (a)  In the opinion of the Board of Directors the Joint
               Venture Company suffers heavy losses so that it is unable to continue operations;

          (b) The Joint Venture Company is unable to continue operations because of an Event of Force Majeure that has continued or will continue for more than one year;

          (c) A Party commits a material breach and fails to rectify such breach within 30 days after receipt of notice thereof from another Party, and, in the reasonable opinion of the non-breaching Party or Parties, such breach defeats the economic objectives of the Joint Venture Company or creates a material risk of loss to said non-breaching Party or Parties or materially and adversely affects the value of its or their interest in the Joint Venture Company;

          (d) The Joint Venture Company is declared bankrupt or insolvent or is otherwise unable to discharge its financial obligations as they become due;

          (e) Party A or Party B or their representatives are effectively excluded for longer than four months from participation in the Board of Directors or in the management of the Joint Venture Company; or

          (f) A material portion of the assets or properties of the Joint Venture Company is expropriated or requisitioned;

          Then any Party, so long as it has not breached this Contract and subject to reaching a mutual agreement with the other non-breaching Party, if any, has the right to have the Joint Venture Company dissolved (subject to subsequent approval by the Examination and Approval Authority), and, at the written request of any Party, the Parties shall direct their appointed directors unanimously to adopt a resolution to dissolve the Joint Venture Company.

          23.1.2  The Parties may also at any time agree
                  unanimously to dissolve the Joint Venture
                  Company, and instruct their appointed directors to adopt a resolution approving such dissolution.

23.2      PROCEDURES

          Following adoption by the Board of Directors of a resolution to dissolve the Joint Venture Company, the Joint Venture Company shall apply to the Examination and Approval Authority for approval of such dissolution, and for termination of this Contract.

23.3      LIQUIDATION

          Upon adoption by the Board of Directors of a resolution to dissolve the Joint Venture Company, the Board of Directors shall establish a committee to liquidate the Joint Venture Company in accordance with relevant PRC regulations, and the following provisions:

          (a) The tasks of the liquidation committee shall be to conduct a thorough check of the property, claims and debts of the Joint Venture Company, to draw up a balance sheet and inventory of assets, to formulate a liquidation plan and to implement it after such plan has been submitted to and adopted by the Board of Directors;

          (b) During the period of liquidation, the liquidation committee shall represent the Joint Venture
               Company in any litigation;

          (c) The expenses of liquidation and the remuneration of the members of the liquidation committee shall be paid with priority from the existing assets of the Joint Venture Company; and


          (d) After payment of the liabilities of the Joint Venture Company, the remaining assets shall be distributed to the Parties in accordance with the ratio of their respective contributions to the registered capital, as of the date of adoption by the Board of Directors of the resolution calling
               for such dissolution.   Payments to Party B and
               Party C in connection with the liquidation shall be made in US Dollars or other agreed currency within 30 days after all liabilities of the Joint Venture Company have been discharged.

          In the event of either dissolution or liquidation of the Joint Venture Company, or Party A or Party C buying out the registered capital of Party B in the Joint Venture Company, or the effective shareholding of Party B or its affiliates in the Joint Venture Company shall have been reduced to less than fifty one percent (51%) of the then registered capital of the Joint Venture Company, Party B shall have the right to immediately terminate the Trademark License Agreement and the uses by the Joint Venture Company of the trademark
          "INTERFACE".   Party B warrants that in such an event,
          Party B will either allow the Joint Venture Company to continue to sell the existing stock and work in progress under the "INTERFACE" brand or will negotiate to buy the existing stock and work in progress and other branded materials from the Joint Venture Company.

23.4      Buyout

          23.4.1 If, following the adoption by the Board of Directors of a resolution to dissolve the Joint Venture Company as provided in Article 23.1 hereof, one Party (or two Parties) desires to continue the business of the Joint Venture Company, and the other Parties (or Party) desires to withdraw from the business of the Joint Venture Company, a buyout of the Parties (or Party) wishing to sell their registered capital in the Joint Venture Company shall be arranged in accordance with the following provisions:


          (a) The Parties shall confer and attempt to agree upon a procedure for dealing with the purchase of the registered capital of the Parties (or Party) that wish to sell their registered capital in the Joint Venture Company.

          (b) If within sixty (60) days, the Parties do not agree as to the steps to be taken to dispose of the investment of the Parties (or Party) wishing to sell their registered capitals in the Joint Venture Company, the registered capital of such Parties shall be disposed of on the following basis.

          Upon receipt of written notice from the Parties (or Party) indicating its desire to sell their shareholdings, the non-selling Party (or Parties) shall for a period of sixty (60) days have the right to notify the selling Parties (or Party) that it elects to purchase the registered capital of the selling Parties (or Party) at the price offered by a bona fide third party or if no such price is available then at a price (the "Price") based on the greater of: (i) Net Asset Value shown in the most recent annual audited accounts adjusted as appropriate for any dividends declared or registered capital injections since the most recent available balance sheet date; or (ii) a multiple of three (3) times earnings before interest and taxes shown in the most recent annual audited accounts (in both cases the Price shall be calculated by multiplying the total figure by the percentage of the registered capital of the Joint Venture Company held by the Parties (or Party) that are offering to sell their registered capital in the Joint Venture Company).
          Upon payment for the same the selling Parties shall immediately take all steps necessary to transfer their registered capital in the Joint Venture Company to the purchasing Party, free and clear of all liens, claims and encumbrances.

ARTICLE 24     INSURANCE

          The various types of insurance required by the Joint Venture Company shall be purchased from insurance companies registered to do business in the PRC. Matters such as the types, value, scope and term of such insurance shall be decided by the Board of
          Directors.   If insurance companies registered to do
          business in the PRC are unable to meet the Joint Venture Company's requirements in respect of types of insurance, scope of coverage and competitive rates, upon the decision of the Board of Directors, the Joint Venture Company may, in accordance with the scope permitted by then prevailing PRC law, purchase such insurance outside the PRC.

ARTICLE 25     AMENDMENTS

          Any amendment of this Contract shall become effective only after it has been agreed to in writing by all three Parties and approved by the Examination and Approval Authority.

ARTICLE 26     LIABILITIES FOR BREACH OF CONTRACT

          If a breach by any Party or Parties causes the Joint Venture Company to suffer any debt, liability or loss (including but not limited to interest payments or losses, but excluding lost profits) or causes the other Party or Parties to suffer a debt, liability, or loss (excluding lost profits) the Party or Parties in breach shall completely indemnify the Joint Venture Company and/or the other Party or Parties for all such losses. If more than one Party is in breach, they shall bear responsibility respectively in accordance with the decision reached pursuant to the dispute resolution procedures set forth in Article 29 hereof.

ARTICLE 27     FORCE MAJEURE

          If all the following conditions are met, a Party that fails to perform any of its obligations under this Contract shall not be considered to be in breach:

          (a)  An Event of Force Majeure was the cause of said
               Party's not fully performing its obligations under this Contract;

          (b) Said Party used reasonable efforts fully to perform its obligations under this Contract and to reduce the losses to the other Parties and to the Joint Venture Company arising from the Event of Force Majeure; and

          (c) Within thirty (30) days after the occurrence of the Event of Force Majeure, said Party provided written notice thereof to the other Parties, explaining why it did not and cannot fully perform its obligations under this Contract.

          However, should an Event of Force Majeure reasonably be expected to last longer than four (4) months, the Parties shall without delay meet to consult each other and try to find an appropriate remedy to the situation
          and to reach a mutual agreement thereon.   Should the
          Parties fail to reach an agreement within a five (5) month period as from the expiration of said four (4) month period, then the Parties agree to dissolve the Joint Venture Company according to the provisions of
          Article 23 hereinabove and terminate this Contract.

ARTICLE 28     GOVERNING LAW

          The formation, validity, interpretation, performance and settlement of disputes under this Contract shall be governed by the laws of the PRC.

ARTICLE 29     DISPUTE RESOLUTION

29.1      CONSULTATION

          Any dispute arising out of or relating to the implementation of this Contract shall be resolved
          through friendly consultation.   Such consultation
          shall begin immediately after one Party has delivered to the other Parties written notice of a request for such consultation.

29.2      ARBITRATION

          If the dispute still cannot be resolved within 30 days following the date on which such notice is given, any Party shall have the right to submit the dispute to the Arbitration Institute of the Stockholm Chamber of Commerce in Stockholm, Sweden for arbitration in
          accordance with its rules.   In such an event:

          (a) The procedures of the arbitration shall be conducted in English, and a daily record of the proceeding shall be compiled in English;

          (b)  There will be three (3) arbitrators.   Party A and
               Party B shall each appoint an arbitrator.   The
               third arbitrator, who shall also be the chief arbitrator shall be appointed by the Director of the Arbitration Institute;

          (c)  All the arbitrators shall be fluent in English;
               and

          (d) During the arbitration, the arbitrators shall make reference to the English version of this Contract.

29.3      FINAL AND BINDING DECISION

          The decision or award of the arbitrator(s) shall be final and binding upon all three Parties, shall not be appealable, and shall be enforceable in any court of competent jurisdiction.

29.4      CONTINUED IMPLEMENTATION

          During the period when a dispute is being resolved, except for the matter in dispute, the Parties shall in all respects continue their implementation of this Contract unless that is impossible or impracticable due to the nature of the dispute.


ARTICLE 30     COUNTERPARTS AND LANGUAGE

          This Contract shall be executed in 20 counterparts consisting of 10 counterparts of the Chinese language text and 10 counterparts of the English language text. Party A shall retain one English copy and one Chinese copy, Party B shall retain one English copy and one Chinese copy, Party C shall retain one English copy and one Chinese copy, one English copy and one Chinese copy will be filed with the Examination and Approval Authority, and the remaining copies shall be
          distributed to the relevant departments.   The Chinese
          and English language texts shall have the same legal effect.


ARTICLE 31     EFFECTIVENESS OF THE CONTRACT AND MISCELLANEOUS

31.1      EFFECTIVE DATE

          Following execution of this Contract and all the Related Contracts, this Contract and the Related Contracts shall be submitted to the Examination and Approval Authority for approval, and shall become
          effective on the Effective Date.   Within five days
          following such approval, Party A shall notify Party B and Party C thereof, and shall at the same time send Party B and Party C a copy of the original approval
          document by telefax or by express air mail.   It is
          hereby understood between the Parties that in the case where this Contract cannot become effective six (6) months from the date of this Contract, this Contract shall become null and void and none of the Parties shall have any liability whatsoever to the other Parties and no claim shall be allowed by one Party to the other Party or Parties in that respect.

31.2      PREVIOUS AGREEMENTS

          Except to the extent otherwise provided herein, this Contract supersedes all previous proposals, negotiations, letters of intent, minutes of meetings, drafts and other agreements and documents between the Parties regarding the subject matter hereof, both oral and written, and such previous proposals, negotiations, letters of intent, minutes of meetings, drafts and other agreements and documents shall not be taken into consideration in the interpretation or construction of this Contract.

31.3      CONFLICT WITH ARTICLES OF ASSOCIATION

          If, during the term of this Contract, there shall be any conflict between the provisions of this Contract and the Articles of Association, the provisions of this Contract shall prevail.

31.4      APPENDICES

          The Parties agree that at the time this Contract is signed they will also sign all appendices hereto other than the Related Contracts.

31.5      RELATED CONTRACTS

          After the execution of this Contract, the duly authorized representatives of each of the Parties shall promptly indicate the Parties' agreement to the Related Contracts by jointly signing the Related Contracts in the form appended hereto on behalf of the Joint Venture
          Company.   As soon as possible after the Establishment
          Date the Joint Venture Company will countersign all the Related Contracts.

31.6      CONTINUING EFFECTIVENESS OF AGREEMENTS

          Articles 9, 21 and 29 shall continue to be effective after the termination of this Contract and the dissolution of the Joint Venture Company.

31.7      NOTICES

          All notices or other communications hereunder shall be written in the preferred language of the recipient (English or Chinese) and delivered personally or sent by registered airmail, postage prepaid, or by telefax, telegram or cable to the address of the receiving Party set forth below or to such other address as may from time to time be designated by such Party through
          notification to the other Parties.   The dates on which
          notices shall be deemed to have been effectively given shall be determined as follows:

          (a) Notices given by personal delivery shall be deemed effectively given on the date of personal delivery provided that receipt shall be acknowledged in writing by the receiver;

          (b) Notices given by mail shall be deemed effectively given on the 14th day after the date mailed (as indicated by the postmark); and


          (c) Notices given by telefax, telegram or cable shall be deemed effectively given on the first business day following the date of transmission, as indicated on the document in question.

          Party A:             President
                               Shanghai China Textile International
                               Science & Technological
                               Industrial City Development Company,
                               No. 4502 Hu Qing Ping Road,
                               Qingpu County,
                               Shanghai 201700,
                               The People's Republic of China

                               Telephone:  (86-21) 5973-5363
                               Fax: (86-21) 5972-6369

          Party B:             President
                               Interface Asia-Pacific, Inc.,
                               1413-1418, Shui On Centre,
                               8 Harbour Road,
                               Hong Kong

                               Telephone: (852) 2802-0838
                               Fax: (852) 2802-4848

          With a copy to:      General Counsel
                               Interface Asia-Pacific, Inc.,
                               Overlook III,
                               2859 Paces Ferry Road
                               Suite 2000, Atlanta,
                               Georgia 30339,
                               The United States of America

                               Telephone:     (1-770) 437-6860
                               Fax:           (1-770) 319-6270


          Party C:             General Counsel
                               BASF Corporation
                               3000 Continental Drive - North,
                               Mount Olive, New Jersey 07828-1234,
                               The United States of America
                               Telephone: (1-201) 426-2370
                               Fax: (1-201) 426-2372

31.8      CAPTIONS

          The title headings herein are inserted for convenience only and are not intended to affect the meaning of any of the provisions hereof.


ARTICLE 32     TERMINATION

32.1 Any Party may terminate this Contract by operation of law and without demand by written notice sent to the other Parties according to the provisions of Article
          31.7 hereinabove at any time prior to the release of its first installment of capital contributions if any of the other Parties has breached any material representation, warranty, covenant or agreement contained in this Contract, provided that this Contract shall not be so terminated if any such breach, or an unintentional misrepresentation shall be cured on or prior to the release of its first installment of capital contribution.

32.2 This Contract shall be deemed automatically terminated towards any Party after the sale by such Party of all of its equity to any other Party or to a third party according to the provisions of Articles 6.5 hereinabove.

ARTICLE 33     DEFAULTS

33.1 If any Party commits an event of default (as defined in Paragraph 33.3 below), then the other Parties shall be entitled in their discretion to require the breaching Party to sell to the latter in proportion (to each other) of their participation in the Joint Venture Company's equity all (but not part only) of the equity in the Joint Venture Company held by the breaching Party upon delivering written notice to the breaching Party stating that the option hereby conferred is exercised at any time within sixty (60) days of the date of the occurrence of such event of default.


33.2 If the option created by paragraph 33.1 is exercised, the breaching Party shall deliver to the other Parties, within thirty (30) days of the date of the notice exercising such option, a duly executed transfer of all its equity in favour of the other Parties in proportion of their participation in the Joint Venture Company's equity (or as they may direct) upon full payment to it of the Net Book Value of the equity of the Joint Venture Company multiplied by the percentage of equity
          held by the breaching Party.   The equity so
          transferred shall be deemed to be sold by the transferor as beneficial owner with effect from the date of such transfer free from any lien, charge or encumbrance with all rights attaching thereto.

33.3 For the purpose of this Article, an event of default means the occurrence of any of the following:

          33.3.1 any Party committing a material breach of its obligations under this Contract and, in the case of a breach capable of remedy, failing to remedy the same within thirty (30) days of being specifically required in writing so to do by the other Parties; or

          33.3.2 the representations and warranties made by any Party pursuant to this Contract are found to be false or misleading in any material respect or if any of the material covenants made herein or therein for the benefit of the other Parties are not complied with in all material respect; or

          33.3.3 any distress, execution, sequestration or other process being levied or enforced upon or sued out against the major portion of the property of any Party which is not discharged within thirty (30) days; or

          33.3.4 any Party ceasing or threatening to cease wholly or substantially to carry on its business, otherwise than for the purpose of reconstruction or amalgamation without insolvency previously approved by the other Parties (such approval not to be unreasonably withheld); or


          33.3.5 any receiver being appointed over the whole or a major part of the undertaking, property or assets of any Party; or

          33.3.6 the making of any order or the passing of a resolution for the winding up of any Party, otherwise than for the purpose of a reconstruction or amalgamation without insolvency previously approved by the other Parties (such approval not to be unreasonably withheld).

          33.4 Upon transfer of the equity, the defaulting party shall procure to the non defaulting
                  Parties a resignation letter from each director appointed by it.

ARTICLE 34     SEVERABILITY

          If any of the provisions of this Contract are held invalid or unenforceable and unless the invalidity or unenforceability thereof does substantial violation to the underlying intent and sense of the remainder of this Contract, such invalidity or unenforceability shall not affect in any way the validity or enforceability of any other provisions of this Contract except those of which the invalidated or unenforceable provisions comprise an integral part of or are
          otherwise clearly inseparable from.   That invalidity
          or unenforceability shall not affect any valid and enforceable application of the remainder provisions, and each such provision shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by law.


ARTICLE 35     NO INADVERTENT WAIVER OF RIGHTS

          No failure or delay on the part of any of the Parties in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or any other right, power or privilege.

ARTICLE 36     NECESSARY MEASURES AND GOOD FAITH, NO AGENCY

          The Parties shall in a timely manner take all measures which are necessary or appropriate to cause the Joint Venture Company and its Board of Directors to implement the provisions of this Contract and the transactions contemplated hereby, and the Parties shall at all times act in good faith with respect to the obligations incurred by them hereunder.

          No Party shall be the agent, partner, or legal representative of the others or of the Joint Venture Company, either expressed or implied, nor shall any Party have the right or power to enter into any contractual obligation whatsoever on behalf of the other Parties or the Joint Venture Company without the prior written consent of the other Parties and/or the Joint Venture Company.

ARTICLE 37     ASSIGNMENT OF THIS CONTRACT

          Neither this Contract nor any rights or obligations hereunder are assignable in whole or in part by a Party without the prior written consent of the other Parties except that this Contract, rights or obligations shall be assigned in connection with and to the extent of a transfer by any Party of all of its equity in the Joint Venture Company as permitted under Article 6.5 hereinabove to a transferee which obtains such portion of equity in accordance with the terms of this Contract; provided that, there shall be no assignment, in accordance with the terms of this Contract, of all equity in the Joint Venture Company held by the assigning Party without a simultaneous assignment of all of the rights and obligations of the transferor hereunder to the transferee.

          It is hereby understood between the Parties that this Contract shall not inure to the benefit of an assignee or transferee in the case where any Party would assign its equity to a third party which has not been agreed
          by the other Parties.   Such transfer of equity to a
          third party shall be invalid and void and the assignor shall assume all responsibilities as the Joint Venture Company's Party.


          IN WITNESS WHEREOF, Party A, Party B and Party C have caused this Contract to be executed on the twentieth day of March, 1996 in Shanghai, the People's Republic of China by their duly authorized representatives.




Part A:                                  )
SHANGHAI CHINA TEXTILE INTERNATIONAL     )
SCIENCE & TECHNOLOGICAL INDUSTRIAL       )    /s/
CITY DEVELOPMENT COMPANY                 )  ------------------




Party B:                                 )
Interface Asia-Pacific, Inc.             )
                                         )  /s/
                                         )  ------------------


Party C:                                 )
BASF Corporation                         )
                                         ) /s/ Walter W. Hubbard
                                         ) ---------------------